UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SBA COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2007

SBA Communications Corporation’s Annual Meeting of Shareholders will be held on Thursday, May 17, 2007, at 10:00 a.m., local time. We will meet at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. If you owned common stock at the close of business on March 16, 2007, you may vote at this meeting or any adjournments or postponements thereof. At the meeting, we plan to:

1.	elect two directors for a term of three years, in each case, until their successors are duly elected and qualified; and

2.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other proposals for the May 17, 2007 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

On behalf of the Board of Directors of

SBA Communications Corporation,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 17, 2007

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED

PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED

AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

i

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBA Communications Corporation, or SBA, for the Annual Meeting of Shareholders to be held on Thursday, May 17, 2007 at 10:00 a.m., local time, at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 and thereafter as it may from time to time be adjourned. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 17, 2007.

Who May Vote

Each shareholder of record at the close of business on March 16, 2007 (the “Record Date”) is entitled to notice of and to vote at the annual meeting. On the Record Date, there were 105,925,544 shares of our Class A common stock outstanding, with a par value of $.01 per share (the “Class A Common Stock” or “Common Stock”). On the Record Date, there were no shares of Class B Common Stock outstanding. Holders of the Class A Common Stock are entitled to one vote per share held as of the Record Date.

How You May Vote

You may vote (1) in person by attending the meeting or (2) by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1.	FOR the election as a director of the two Class II nominees named herein, each to serve for a term of three years, in each case, until their successors are duly elected and qualified; and

2.	In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment thereof.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to the Secretary of SBA;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

Voting Procedures

All record holders of issued and outstanding shares of Common Stock are entitled to vote on Proposal 1. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted with respect to a certain proposal, are referred to as “broker non-votes.”

Under Florida law and our Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast on the matter at the annual meeting constitutes a quorum, except that under our Bylaws, in no event shall a quorum consist of less than one-third of the shares entitled to vote. A share that is represented “for any purpose” is deemed present for quorum purposes. Therefore, abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the annual meeting.

PROPOSAL 1 —

ELECTION OF DIRECTORS

Proposal

Our Board of Directors currently consists of seven directors, divided into three classes with members of each class of directors serving for staggered three-year terms. Our current Board members and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Jack Langer	Steven E. Bernstein
Philip L. Hawkins	Jeffrey A. Stoops	Duncan H. Cocroft
Steven E. Nielsen

The terms of the two current Class II directors will expire at the 2007 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee has recommended that Messrs. Langer and Stoops, the current Class II directors, be nominated for re-election.

Nominees to Serve for a Three Year Term Expiring in 2010

The following current Class II directors have been nominated by the Board for re-election to the Board of Directors as Class II directors for a term of three years, expiring at the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

Jack Langer, 58, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content.

Jeffrey A. Stoops, 48, President, Chief Executive Officer and Director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors if elected. In the event that a nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees as Class II directors. Our management has no reason to believe that the nominees will not serve if elected.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of the Common Stock entitled to vote is required for the approval of the election of a director. You may vote in favor of a nominee or you may withhold your vote from a nominee. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the two nominees.

Continuing Directors

Directors Whose Terms Expire in 2008

Steven E. Bernstein, 46, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. From 1986 to 1989, Mr. Bernstein was employed by McCaw Cellular Communications. Mr. Bernstein was the Personal Communications Industry Association’s 1996 Entrepreneur of the Year.

Duncan H. Cocroft, 63, has served as a director of SBA since August 2004. Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President — Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President — Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company.

Directors Whose Terms Expire in 2009

Brian C. Carr, 45, has served as a director of SBA since May 2004. Since January 2007, Mr. Carr has served as a consultant to Sonic Healthcare Limited, a medical diagnostics company providing pathology and radiology services, which acquired American Esoteric Laboratories in January 2007. Mr. Carr previously served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, from June 2003 until January 2007. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., a publicly held anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Philip L. Hawkins, 51, has served as a director of SBA since August 2004. Mr. Hawkins has served as the Chief Executive Officer of DCT Industrial Trust, Inc., a publicly traded real estate investment trust focused on the acquisition, development and operation of bulk distribution properties in the United States and Mexico, since October 2006. Previously, Mr. Hawkins served as President and a director of CarrAmerica Realty Corporation, a publicly-traded real estate investment trust, from March 2002 to July 2006 and as Chief Operating Officer from October 1998 to March 2002. Prior to joining CarrAmerica in 1996, Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company. Mr. Hawkins also serves on the Board of Directors of DCT Industrial Trust, Inc.

Steven E. Nielsen, 44, has served as a director of SBA since November 2001. Mr. Nielsen has served as President and Chief Executive Officer of Dycom Industries, Inc., a publicly-traded provider of engineering, construction and maintenance services to telecommunication providers, since March 1999. From August 1996 to March 1999, Mr. Nielsen served as President and Chief Operating Officer of Dycom Industries, Inc. and from February 1996 to August 1996 as Vice President of Dycom Industries, Inc. Mr. Nielsen also serves as Chairman of the Board of Directors of Dycom Industries, Inc.

Information about Corporate Governance, the Board of Directors and Committees

Independence of the Board

The Board of Directors has determined that the following five individuals of its seven members of the Board of Directors are independent as defined under Rule 4200(a)(15) of The Nasdaq Stock Market LLC’s Marketplace Rules: Messrs. Carr, Cocroft, Hawkins, Langer and Nielsen.

Code of Ethics

On March 4, 2004, the Board of Directors approved our Code of Ethics. The Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com.

Board of Directors and Committees

The Board of Directors held 9 meetings, including 5 regularly scheduled meetings and 4 special meetings, during the year ended December 31, 2006. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. It is the policy of the Board of Directors of SBA to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2006 Annual Meeting of Shareholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee and the Compensation Committee were established in May 1999. The Nominating Committee was established in March 2002 and was expanded to a Nominating and Corporate Governance Committee in November 2005.

Audit Committee.  The Audit Committee presently consists of Messrs. Carr, Cocroft and Nielsen. Our Board of Directors has determined that the members of the Audit Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market LLC’s Marketplace Rules. The Audit Committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Audit Committee and the Board of Directors. A copy of this charter is available on our website at www.sbasite.com. We periodically review and revise this charter. The Audit Committee Chairperson reports on Audit Committee actions and recommendations at Board of Director meetings. The Board of Directors has designated Mr. Cocroft the “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held 11 meetings during the year ended December 31, 2006.

Compensation Committee.  The Compensation Committee presently consists of Messrs. Carr, Hawkins, Langer and Nielsen. Our Board of Directors has determined that the members of the Compensation Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market LLC’s Marketplace Rules. The Compensation Committee establishes salaries, incentives and other forms of compensation for our Chief Executive Officer, Chief Financial Officer, our other three most highly compensated executive officers and our Chief Accounting Officer (the “Officer Group”). This includes awards under SBA’s equity-based compensation plans. The Compensation Committee’s responsibilities are set forth in a written charter that has been adopted by the Compensation Committee and the Board of Directors. A copy of this charter is available on our website at www.sbasite.com. We periodically review and revise this charter. The Compensation Committee Chairperson reports on Compensation Committee actions and recommendations at Board of Director meetings. The Compensation Committee held 12 meetings during the year ended December 31, 2006.

Role of Compensation Consultants and Advisors.  The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. In connection with the Compensation Committee’s deliberations for 2006 and 2007 compensation, the Compensation Committee directly selected and retained Mercer Human Resource Consulting (“Mercer”), an independent human resource consulting firm, to advise the Compensation Committee. See the discussion under “Compensation Discussion & Analysis- Compensation Setting Process- Compensation Consultant” for a discussion of what the Compensation Committee asked Mercer to review and assess regarding compensation. With respect to compensation of the Officer Group, the Compensation Committee currently receives a full benchmarking analysis from Mercer every other year and a market update in the alternate years, which updates their prior year’s benchmarking analysis with estimates of market salary increases, changes in equity incentive trends and other trends in the compensation area. In 2006 and 2007, Mercer was also directed to provide the Committee a benchmarking analysis for SBA’s non-executive director compensation as compared to that provided by a group of industry-related companies and to provide recommendations. Mercer reports directly to the Compensation Committee. In connection with the Compensation Committee’s deliberations for 2006 compensation, negotiation of an employment agreement with Mr. Macaione in 2006 and negotiation of employment agreements to replace existing employment agreements with Messrs. Bagwell and Hunt in 2006, the Compensation Committee directly selected and retained a different outside legal counsel from the one we regularly use for corporate/securities matters to provide legal advice to the Compensation Committee. We believe that the use of independent consultants and legal advisors provide additional assurance that our programs are reasonable and consistent with SBA’s objectives.

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are Messrs. Cocroft, Hawkins and Langer. Our Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market LLC’s Marketplace Rules. The Nominating and Corporate Governance Committee has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and committees; (iii) overseeing periodic evaluations of the Board and Board committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter that has been adopted by the Nominating and Corporate Governance Committee and the Board of Directors. A copy of this charter is available on our website at www.sbasite.com. We periodically review and revise this charter. The Nominating and Corporate Governance Committee Chairperson reports on Nominating and Corporate Governance Committee actions and recommendations at Board of Director meetings. The Nominating and Corporate Governance Committee held 2 meetings during the year ended December 31, 2006.

The Nominating and Corporate Governance Committee considers possible candidates from many sources, including shareholders, for nominees for directors. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by December 19, 2007 in accordance with the instructions set forth later in this proxy statement under “Shareholder Proposals for 2008 Annual Meeting.” Each written notice must set forth: (1) the name and address of the shareholder who is making the nomination; (2) the number of shares of SBA’s Common Stock which are beneficially owned by the shareholder and a representation that the shareholder is a holder of record of SBA’s Common Stock entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete resume or statement of the candidate’s qualifications (including education, work experience, knowledge of SBA’s industry, membership on the board of directors of another corporation and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the SEC and The Nasdaq Stock Market and information regarding the candidate’s attributes that the Nominating and Corporate Governance Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the SEC; and (7) the candidate’s consent to serve as a director of SBA if elected.

The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee, in accordance with the Criteria for Nomination to the Board of Directors, which contains the following requirements for suitability among others:

•	high ethical character;

•	superior credentials;

•	relevant expertise and experience;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships that could present realistic possibilities of conflict of interest or legal issues.

The Criteria for Nomination to the Board of Directors is set forth in the Nominating and Corporate Governance Committee charter, which, as discussed above, can be found on SBA’s website, www.sbasite.com.

From time to time, the Nominating and Corporate Governance Committee has retained the services of Korn/Ferry International, a third party search firm providing recruitment and leadership development services, to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential nominees for the Board of Directors.

Contacting the Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our principal executive office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Common Stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relates to our accounting and auditing practices shall also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, Messrs. Carr, Hawkins, Langer and Nielsen served as members of the Compensation Committee. Mr. Carr was appointed to the Compensation Committee on May 4, 2006, the date of our 2006 annual shareholders’ meeting. None of the members of the Compensation Committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2006. There were no transactions between us and any of the members of the Compensation Committee during the fiscal year ended December 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding Common Stock to file with the SEC reports of changes in their ownership of Common Stock. Officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting process of SBA on behalf of the Board of Directors of SBA. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing a report thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2006 and the first quarter of 2007, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2006, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2006, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (as amended) (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2006 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2006 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Information about Corporate Governance, the Board of Directors and Committees” beginning on page 5 for information on the Audit Committee’s meetings in 2006.

The Audit Committee

Brian C. Carr

Duncan H. Cocroft

Steven E. Nielsen

April 6, 2007

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follow shall not be incorporated by reference into any such filings.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Our Audit Committee has not yet selected the accounting firm that will serve as our independent registered certified public accountant for the fiscal year ending December 31, 2007. Our Audit Committee currently intends to select our independent registered certified public accountant for the fiscal year ending December 31, 2007 at its first regular meeting subsequent to the completion of the 2006 audit.

Ernst & Young LLP served as our independent registered certified public accountant for the fiscal year ended December 31, 2006. Representatives from Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

Independent Auditor’s Fees

The aggregate fees billed to SBA for the years ended December 31, 2005 and 2006, by our principal accounting firm Ernst & Young LLP, are as follows:

Audit Fees:  The aggregate audit fees paid for professional services rendered by Ernst & Young LLP for the years ended December 31, 2005 and 2006 were approximately $1,531,000 and $1,927,000, respectively. These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of SBA’s internal control over financial reporting and attestation services in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; (iv) fees associated with assisting us with the preparation and review of our various documents relating to our equity offerings and equity offerings by our selling shareholder, AAT Holdings, LLC, including the preparation of comfort letters; and (v) other statutory audits required for the years ended 2005 and 2006.

Audit-Related Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for the performance of agreed upon procedures and review of our various documents relating to our securitization transactions during the years ended December 31, 2005 and 2006 were approximately $351,000 and $410,000, respectively.

Tax Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for (i) compliance fees for preparation of tax returns, (ii) tax work on the securitization transactions (during 2005 and 2006), (iii) assistance with tax planning strategies, (iv) tax work related to the AAT acquisition and (v) tax examination assistance during the years ended December 31, 2005 and 2006 were approximately $356,000 and $926,000, respectively.

All Other Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP in connection with providing SBA with the EY Online accounting research tool for the years ended December 31, 2005 and 2006 were approximately $2,000.

Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2006, it was an independent accountant with respect to SBA within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by Ernst & Young LLP. In connection with making any pre-approval decision, the Audit Committee must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2006, as described above.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of April 17, 2007, each of the persons below served as one of our executive officers or key employees.

Name	Age	Position
Jeffrey A. Stoops	48	President and Chief Executive Officer
Kurt L. Bagwell	42	Senior Vice President and Chief Operating Officer
Thomas P. Hunt	49	Senior Vice President and General Counsel
Anthony J. Macaione	43	Senior Vice President and Chief Financial Officer
Jason V. Silberstein	39	Vice President — Property Management
Reid Boynton	52	Vice President — Northeast Region
Brendan T. Cavanagh	35	Vice President and Chief Accounting Officer
Jorge Grau	44	Vice President and Chief Information Officer
Pamela J. Kline	43	Vice President — Capital Markets
Jim D. Williamson	61	Vice President — Southeast Region

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Mr. Stoops appears under the caption “Election of Directors” set forth above.

Kurt L. Bagwell has served as our Senior Vice President and Chief Operating Officer since January 1, 2002. Mr. Bagwell joined SBA Network Services, Inc., a subsidiary of ours, in February 2001 as Vice President of Network Services. Prior to joining us, Mr. Bagwell served as Vice President — Site Development for Sprint PCS from May 1995 to February 2001.

Thomas P. Hunt has served as our Senior Vice President and General Counsel since September 2000. Prior to joining us, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Anthony J. Macaione, CPA, has served as our Senior Vice President and Chief Financial Officer since April 2004. From April 2001 to March 2004, Mr. Macaione served as Senior Vice President, Corporate Controller and Chief Accounting Officer for Perry Ellis International, Inc., an apparel company. Prior to Perry Ellis, Mr. Macaione served in various accounting and financial roles, including as Vice President-Finance, for a division of the Liz Claiborne Co. from August 1995 to December 2000.

Jason V. Silberstein has served as our Vice President — Property Management since January 2000. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Director — Property Management and Regional Director — Florida.

Below is a summary of the business experience of each of our key employees.

Reid Boynton has served as our Vice President — Northeast Region since January 2001. Mr. Boynton joined SBA in 1996 and has held various positions, including Project Director for Sprint PCS in Boston and President of Operations. Prior to joining us, Mr. Boynton was a Site Development Director for Nextel Communications in the New England market.

Brendan T. Cavanagh, CPA, has served as our Vice President and Chief Accounting Officer since June 2004. Mr. Cavanagh joined SBA in 1998 and has held various positions with us including serving as Vice President — Site Administration, from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP where he was employed for three years.

Jorge Grau has served as our Vice President and Chief Information Officer since August 2003 when he joined SBA. Prior to joining us, Mr. Grau was Director of Information Technology for Vision Care Holdings, a vision care specialist and eye laser center, from July 2002 through August 2003. Prior to joining Vision Care Holdings, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation from 1989 to May 2002.

Pamela J. Kline, CPA, has served as our Vice President — Capital Markets since January 2001. Ms. Kline joined SBA in 1997 and has held various positions, including Director of Finance and Accounting and Chief Accounting Officer. Prior to joining us, Ms. Kline was an Audit Manager with Arthur Andersen LLP where she was employed for 10 years.

Jim D. Williamson has served as our Vice President — Southeast Region since January 2001. Mr. Williamson joined us in October 1995 and has held various positions with us, including Program Manager, Project Director responsible for network buildouts, Corporate Director of Build to Suit Support, Director of Due Diligence with overall responsibility for SBA’s Corporate Strategic Siting Initiative, Territory Manager for Alabama, Mississippi and Northeast Florida and General Manager for the Southeast Region. Prior to joining us, Mr. Williamson was employed for 28 years in various capacities with BellSouth.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

We design our executive officer compensation program to reward our named executive officers for our sustained financial and operating performance, their leadership excellence and the creation of long-term value for our shareholders. The Compensation Committee of the Board has been delegated principal responsibility for establishing and implementing a compensation program for our named executive officers and our principal accounting officer, which we refer to as our Officer Group, that adheres to our compensation objectives. The duties of the Committee include establishing the salaries, incentives and other forms of compensation for our Officer Group and for approving and administering all awards under SBA’s equity-based compensation plans.

Compensation Philosophy and Objectives

In determining the form and amount of compensation payable to our Officer Group, the Committee is guided by the following objectives and principles:

•

Total compensation levels should be sufficiently competitive to attract and retain the highest quality officers.  We seek to maintain an executive compensation program that attracts, motivates and retains high performance officers and rewards them for our financial and operational growth and maintains our competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•

Performance-based incentive compensation should constitute a substantial portion of total compensation.  We seek to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. We view two components of our total compensation program, cash bonuses and long-term equity incentives, as performance-based and “at risk.” Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•

Long-term incentive compensation should align executives’ interests with our shareholders and the creation of long-term shareholder value.  Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Equity-based compensation subjects our executives to market risk, which is a risk also borne by our shareholders.

Compensation Setting Process

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer, Jeffrey Stoops, provides the Committee with (1) evaluations of each member of our Officer Group and (2) recommendations regarding base salary levels, the form and amount of the annual cash bonuses and long-term equity awards to be paid to each member of our Officer Group. Additionally, upon the Committee’s request Mr. Stoops attends Committee meetings and provides compensation and other information to the Committee, including historical and prospective breakdowns of primary compensation components for each member of our Officer Group. Mr. Stoops is generally not present during the Committee’s deliberation of Officer Group compensation, and never present during Committee deliberations of his own compensation.

Compensation Consultant

The Committee Charter provides the Committee sole authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate. In connection with the Committee’s deliberations for 2006 and 2007 compensation, the Committee selected and retained Mercer, independent from management and our company, to review and assess total compensation and individual pay components (i.e., base salary, cash bonuses and long-term equity awards) for each member of our Officer Group and to provide various compensation analyses requested by the Committee. Specifically, the Committee this year directed Mercer to provide (1) a comprehensive position-by-position benchmarking analysis regarding base salary and total compensation levels at the companies which comprised our Compensation Peer Group and our Survey Group (as described below), (2) observations and recommendations for improving pay competitiveness, (3) key emerging trends in equity compensation, and (4) pay information for the non-executive Chairman of the Board. In addition, in connection with the execution of employment agreements with each of Messrs. Bagwell, Hunt and Macaione, the Committee directed Mercer to assess the contractual terms of the employment agreements relative to competitive market practices and to provide recommendations. The Committee also engaged outside legal counsel, different from the one that we regularly use for corporate/securities matters, to prepare the employment agreements and provide the Committee with advice and recommendations. The Committee currently receives, for the Officer Group, a full benchmarking analysis from Mercer every other year and a market update in the alternate years, which updates their prior year’s benchmarking analysis with estimates of market salary increases, changes in equity incentive trends and other trends in the compensation area. In 2006 and 2007, Mercer was also directed to provide the Committee a benchmarking analysis for SBA’s non-executive director compensation as compared to that provided by a group of industry-related companies and to provide recommendations. Mercer reports directly to the Committee. Other than certain valuation, plan design and contract negotiation services associated with healthcare costs which are provided to our Human Resources department, Mercer does not provide additional services to the company. The Committee does not believe that our payments to Mercer for such additional services impairs Mercer’s independence. We believe that the use of an independent consultant provides additional assurance that our programs are reasonable and consistent with SBA’s objectives.

Benchmarking Against Our Peer Group

In order to establish total compensation levels, we review compensation practices at selected peer companies in the tower and wireless telecommunications industries (the “Compensation Peer Group”) and a broader group of companies in the telecommunications industry of similar revenue size as SBA (the “Survey Group”) bi-annually. For the 2007 analysis, the companies comprising the Compensation Peer Group were:

• American Tower Corporation	• Global Signal Inc.
• Crown Castle International Corp.	• Rural Cellular Corporation
• LCC International, Inc.	• Syniverse Holdings, Inc.
• Metro One Telecommunications, Inc.	• Inphonic, Inc.
• Wireless Facilities, Inc.	• iPCS Inc.

Because of the variance in size and operating characteristics between SBA and the Compensation Peer Group, and the fact that only three companies in the Group were specifically in the tower ownership industry, we also review compensation practices of the Survey Group. Based on the recommendation of Mercer, we then created composite weighted compensation levels, which, in 2007, were based on a 75% weighting to the Survey Group and 25% weighting to the Compensation Peer Group.

We do not target a specific position in the range of comparative data for each individual; however, our current policy with respect to base salaries is to target our base salaries to be between the 50th percentile and 75th percentile of the weighted compensation levels. We establish total compensation based on the reviews discussed above, our financial and operational performance and other factors regarding the individual officer such as level of responsibility, prior experience, and our judgment as to that officer’s individual performance. The Committee has focused on the establishment of total compensation that is internally equitable for each member of our

Officer Group and intended to be competitive with companies of similar size and complexity in markets in which we compete for executive talent. In addition, the Committee has focused on having a substantial portion of total compensation being performance-based. As such, the Committee retains flexibility to vary the awards of specific components of compensation from benchmarking data or any particular percentile of such benchmarking data.

Forms of Compensation

To achieve its policy goals, the Committee has utilized three components of total compensation- salary, cash bonuses and grants of stock options. We do not currently provide members of the Officer Group with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan or participate in SBA’s Employee Stock Purchase Plan.

Executive Compensation Components and Practices

Base Salaries

Each of Messrs. Stoops, Bagwell, Hunt and Macaione has entered into an employment agreement that specifies a minimum level of base salary for the officer. The Committee, however, is able to increase each officer’s salary as it deems appropriate and did so in each of 2006 and 2007. At the beginning of each fiscal year, the Committee reviews our Chief Executive Officer’s salary recommendations for each member of the Officer Group, and then establishes salaries for such year through Committee deliberations. The Committee has adopted a policy that base salary annual increases will be based upon the benchmarking analysis and/or updates received from the independent compensation consultant, which for the last several years has been Mercer. In addition, the Committee takes into consideration evaluations of each individual officer, market changes and the economic and business conditions affecting SBA at the time of the evaluation. Evaluations of each individual officer are based on a relative valuing of the duties and responsibilities of such officer, such officer’s role in developing and implementing SBA’s overall business strategy and such officer’s past and expected future performance. Current policy provides that no future base salary increases can cause an officer’s base salary to exceed 115% of the 50th percentile or 100% of the 75th percentile of the composite weighted compensation levels provided in the independent consultant’s report and if the officer’s salary is above 100% of the 50th percentile of the composite weighted compensation levels, the salary increase will not exceed the market average increase as determined by the Committee’s consultant. For 2006 and 2007, none of the base salary increases for the members of our Officer Group exceeded either of these measurements. As a result of its review during early 2007, the Committee approved salary increases for fiscal 2007 of approximately 3.3% for Mr. Stoops and ranging from 3.6% to 6.3% for each of the other members of the Officer Group.

Cash Bonuses

Based upon the recommendations of the Chief Executive Officer, our annual budget and other factors, the Committee establishes annual cash bonus opportunities for each member of the Officer Group. Other than for Mr. Silberstein, whose bonus structure is discussed below, these cash bonus opportunities are expressed as a percent of base salary. These opportunities are established in accordance with SBA’s guiding principles and are set in much the same manner as described for salary structures and annual salary adjustments. The employment agreements for each of Messrs. Stoops, Bagwell, Hunt and Macaione establishes the annual cash bonus opportunities expressed as a percentage of the then current base salary for each executive officer, which may be increased by the Compensation Committee in its discretion. To date, the Committee has not increased annual cash bonus opportunities above the percentages of salary specified in the agreements. While the Committee retains the authority to pay more than the amount of the annual cash bonus opportunity in its discretion, the Committee’s current guidelines are that members of the Officer Group (other than Mr. Silberstein) may not receive more than 100% of their respective annual cash bonus opportunity absent unique or extraordinary circumstances. The Committee did in 2006 award bonuses to reward one-time events (the AAT acquisition discussed below) that caused total cash bonuses paid for 2006 to exceed the annual cash bonus opportunities for certain members of the Officer Group.

A substantial portion of the annual cash bonus opportunity for each member of the Officer Group is tied directly to the achievement of company-wide financial and strategic performance goals. The performance goals are established at the beginning of each year by the Committee based on recommendations from the Chief Executive Officer, our annual budget and other factors. The annual cash bonus opportunity for each member of the Officer Group is then divided into components. The amount of the annual cash bonus opportunity for certain components varies based on the level of achievement of the performance goals. The particular performance goals and the portions of the annual cash bonus opportunity that are based on the achievement of such performance goals varies from officer to officer based on such officer’s responsibilities. In addition to the performance goal based components, each officer has a component (ranging from 25% to 50% of his annual cash bonus opportunity) based on a subjective evaluation of his performance. Each performance goal based component has a budget, target and maximum level of payment opportunity. For the performance goal based components, achievement at the budget level entitles the officer to 50% of that component, achievement at the target level entitles the officer to 100% of that component, and achievement at the maximum level entitles the officer to 150% of that component. For achievement of performance goals at levels between the budget level and the maximum level, the amount of the bonus payment for that component is calculated on a linear basis. The levels of achievement for performance goals that entitle officers to payment of all or a portion of his annual cash bonus opportunity are established at levels that are achievable, but require performance at levels that are better than that contemplated by our annual budget to achieve target or maximum payouts. For the discretionary component, the determination of what portion of this component the officer is entitled to is based on the discretion of the Committee. In no event can the total of all components of an officer’s annual cash bonus exceed 100% of his annual cash bonus opportunity. At the end of each year, the Chief Executive Officer provides the Committee with his recommendations regarding the amount of the annual cash bonus payment for each member of the Officer Group and the Committee then conducts its own deliberations and approves the final bonus (if any) to each member of the Officer Group other than Mr. Silberstein, whose bonus is paid pursuant to a quantitative formula.

At the beginning of 2006, the Committee established annual cash bonus opportunities for 2006 performance. For Mr. Stoops, the annual cash bonus opportunity equaled 100% of his base salary and for Messrs. Bagwell, Hunt, Macaione and Cavanagh the annual cash bonus opportunities were 100%, 85%, 50% and 40% of the officer’s 2006 base salary, respectively. In early 2007, the Committee reviewed the accomplishments of each member of the Officer Group during 2006, including the Chief Executive Officer, against the performance goals established for such officer at the beginning of the year. The 2006 performance goals for members of the Officer Group (other than Mr. Silberstein) related to new tower builds, acquisitions (excluding the acquisition of AAT) and Adjusted EBITDA (modified to exclude the impact of non-organic growth) plus the subjective evaluation discussed above. The performance goals for each officer varied depending on the officer’s function within the company. In 2006, we reached the target level for the acquisition performance goal (which excludes the acquisition of AAT) and the maximum level for the Adjusted EBITDA performance goal, although we did not reach the budget level for the new tower builds performance goal.

In evaluating whether each officer achieved the full amount of his subjective component of his cash bonus, the Committee reviewed a number of factors, including the following (some of which also impacted the Adjusted EBITDA performance goal):

•	the successful completion of the 2006 $1.15 billion securitization offering;

•	above budget results in the services business;

•	above budget results in tower operations (including maintenance, utilities and augmentations);

•	SBA exceeding budget for ground lease purchases;

•	improvements in the accounting department, improved management and Board reporting;

•	successfully completing the 2006 audit and maintaining full compliance with SBA’s Sarbanes — Oxley obligations, including its audit of internal controls; and

•	failure to make budget with respect to selling, general and administrative expenses.

Based on all of these factors, the Committee determined that Mr. Stoops met or exceeded substantially all of his performance goals. Consequently, upon a review of Mr. Stoops’ performance, taken as a whole and excluding the discretionary bonus related to the AAT acquisition, the Committee awarded him 87% of his 2006 annual cash bonus opportunity. Similarly, the Committee awarded the remaining members of our Officer Group (other than Mr. Silberstein) approximately 87% to 100% of their respective 2006 annual cash bonus opportunity.

Mr. Silberstein, who heads our tower leasing efforts, is paid a quarterly cash bonus pursuant to a specific formula based on our lease activity for the quarter, including net revenue added to our tower portfolio from new tenant leases, rent escalator and lease amendments to existing tenant leases. Mr. Silberstein’s cash bonus potential is unlimited.

During 2006, each member of our Officer Group also received a special discretionary bonus relating to the successful acquisition of AAT Communications Corp., which we believe will significantly enhance our organic revenue and cash flow. As a result of the AAT acquisition, we increased our tower portfolio by over 50% and changed our geographic footprint from the Eastern third of the United States to nationwide coverage. Given the officers’ contribution to the success of the AAT acquisition, during the second quarter of 2006, the Committee approved a discretionary cash bonus payment for Mr. Stoops in the amount of $200,000 and for Messrs. Bagwell, Hunt, Macaione and Silberstein in the amount of $80,000, $120,000, $70,000, and $60,000, respectively. The Committee’s deliberations with respect to the AAT acquisition bonuses were wholly separate and distinct from the annual cash bonus process described above.

In early 2007, the Committee approved the annual cash bonus opportunities for 2007 for each of Messrs. Stoops, Bagwell, Hunt, Macaione, at the percentage established in the employment agreements, specifically, 100%, 100%, 85% and 50% of base salary, respectively and for Mr. Cavanagh an annual cash bonus opportunity of 40% of his base salary. Achievement of this annual cash bonus opportunity is tied directly to the achievement of company-wide financial and strategic performance goals and an individual-based subjective component. The Committee also approved, for each such member of the Officer Group, the financial and/or strategic performance goals, the budget, target and maximum payout goals for each financial and/or strategic performance goal and the relative weighting to be assigned to each such performance goal based component in determining the 2007 cash bonus. For 2007, these financial and strategic performance goals relate to new tower builds, tower acquisitions, Adjusted EBITDA (modified to exclude the impact of non-organic growth) and site development segment operating profit. In addition to the performance goal based components, for 2007 a percentage of each such officer’s annual cash bonus opportunity, ranging from 25% to 50%, will be based on the subjective evaluation by the Committee of the officer’s performance. The Committee also authorized that the quarterly bonus opportunity for Mr. Silberstein will again be determined pursuant to a quantitative formula based on our lease activity, including net revenue added to our tower portfolio from new tenant leases, rent escalator and lease amendments to existing tenant leases.

Equity-Based Compensation

The Committee’s philosophy is that a portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our shareholders. The Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other elements of our compensation program at externally equitable levels, will incentivize and reward officers for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate officers for improvement in shareholder value, all of which are essential to our ongoing success. The Committee believes that this component of total compensation should bear performance and market risk in a manner similar to the risks borne by our shareholders.

Periodically, the Committee evaluates the appropriate form of equity-based compensation. The Committee has evaluated the use of stock options as compared to restricted stock and other forms of equity-based compensation and has received reports from Mercer with alternatives and recommendations. After consideration of the relevant tax, accounting, dilution, valuation, incentive and other considerations, the Committee in 2006 and 2007 concluded that stock option awards were the appropriate form of equity-based, long-term incentive compensation. In 2005, the Committee established general guidelines for the number of options to be awarded to the members of the Officer Group through 2007. The guidelines established the same number of options to be granted each member of the Officer Group in 2006 and 2007. Accordingly, on February 26, 2007 the members of the Officer Group were granted the following number of stock options, each with an exercise price of $28.54 per share; Stoops — 142,500; Bagwell — 55,000; Hunt — 55,000; Macaione — 46,500; Silberstein — 41,000 and Cavanagh — 35,000. The Committee is also responsible for determining the appropriate amount of options to be awarded company-wide each year. In determining the total amount of options to be awarded company-wide, the Committee, in consultation with the Committee’s independent consultant, carefully considers the dilutive impact of stock options on SBA’s shareholder base, the value of such option grants, based on FAS 123(R) and Black-Scholes, and compares all of this information to the Compensation Peer Group and Survey Group data compiled by Mercer. Based on this analysis, in 2006 the Committee determined that the total amount of options that would be granted company-wide would be 1.2% of common stock then outstanding. For 2007, the Committee set the total amount of options that would be granted company-wide based on the Committee’s determination of the appropriate aggregate value of all options, based on a Black-Scholes valuation, considering, among other things, the term of such options.

Stock options are granted under our 2001 Equity Participation Plan. Stock options for our Officer Group are granted at least at the prevailing market price on the grant date and thus will only have value if our stock price increases. Generally, grants vest in equal amounts over a period of four years. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance. The Committee grants options to eligible participants under our Equity Participation Plan once per year, typically in the first fiscal quarter. The Committee (1) sets the percentage of the total options to be awarded that will be allocated to the members of the Officer Group, (2) approves the absolute number of options to be awarded to the Chief Executive Officer, (3) approves the Chief Executive Officer’s recommended allocation of the remainder of the Officer Group award to the other individual members of the Officer Group and (4) approves the Chief Executive Officer’s recommended allocation of the number of options to be awarded to each employee. It is the Committee’s practice to insure that stock option grants are not impacted by the release of material non-public information. The Committee met the day after the announcement of our full year 2006 financial results to approve 2007 stock option grants and set the effective date of the grant (and therefore the exercise price) to occur two full trading days after the announcement to permit the market to fully absorb and reflect our financial results.

Other Benefits

The members of our Officer Group are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including members of our Officer Group, with a 50% match on their 401(k) contributions up to $3,000. In addition to the benefits provided to all full-time employees, SBA’s executive officers, including members of the Officer Group, are provided supplemental medical reimbursement insurance. The Committee believes that SBA’s commitment to provide the employee benefits summarized above recognizes that the health and well-being of SBA’s employees contribute directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change of Control Benefits.  We have entered into employment agreements with each of our named executive officers, other than Mr. Silberstein. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a change in control. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

The Committee believes that these severance and change in control arrangements are an important part of overall compensation for those covered named executive officers because they help to secure the continued employment and dedication of those covered named executive officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

The basic elements of our severance and change in control provisions included in the employment agreements are:

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Covered terminations. The executive would receive severance payments if his employment is terminated (1) by SBA without cause (as defined in the employment agreement), (2) by the executive for good reason (as defined in the employment agreement) or (3) if, within two years of a change in control (three years in the case of Mr. Stoops), the executive’s employment is terminated (i) by SBA without cause or (ii) by the executive for good reason. See page 25 for a more detailed discussion.

•

Severance payment. Upon occurrence of a covered termination, the executive would receive a severance payment of two times (three times for Mr. Stoops) the executive’s current base salary plus the annual cash bonus opportunity (or the reference bonus for Mr. Stoops) for the year in which the termination occurred.

•

Impact of Change in Control. Upon the occurrence of a change in control, the term of each of our employment agreements is extended by two years (three years for Mr. Stoops) and, if the executive is subsequently terminated as a result of a covered termination, the severance payment is payable in lump sum rather than in equal installments over twenty-four months, or thirty-six months, as the case may be.

•

Benefit continuation. Basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit (except for Mr. Stoops), would be continued for up to two years (three years for Mr. Stoops) following termination of employment.

•

Excise tax. In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change in control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. Pursuant to the employment agreements entered into with Messrs. Bagwell, Hunt and Macaione, the costs of this excise tax, including related tax gross-ups, would be borne by SBA.

In addition, our equity participation plans provide for accelerated vesting of options upon a change in control.

Adjustments for Unusual Items

Consistent with past practice, we adjusted certain financial measurements and operational results on which 2006 bonuses and performance awards were determined to eliminate the effect of certain unusual items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such unusual items either in the award year or the previous year. Consequently, for the 2006 awards calculation, as for prior years, we utilized the non-GAAP financial measure of Adjusted EBITDA modified to exclude the impact of non-organic growth.

Effect of Regulatory Requirements on Executive Compensation

Code Section 162(m).  Under U.S. federal income tax law, SBA cannot take a tax deduction for certain compensation paid in excess of $1 million to the named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. The 2001 Equity Participation Plan is currently qualified so that awards under such Plan constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure executive compensation to SBA’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests. We did make certain non-deductible payments in 2006.

Code Section 409A.  Code Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Code Section 409A has not been issued, the Committee takes Code Section 409A into account in determining the form and timing of compensation paid to our executives. Our company operates and administers its compensation arrangements in accordance with a reasonable good faith interpretation of the new rules.

Code Sections 280G and 4999.  Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code Sections 280G and 4999”) limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. The Committee considers, as one of many factors, the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our named executive officers. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Rules.  Various rules under generally accepted accounting practices determine the manner in which our company accounts for grants of equity-based compensation to our employees in our financial statements. The Committee takes into consideration the accounting treatment of alternative grant proposals under SFAS 123(R) when determining the form and timing of equity compensation grants to employees, including our named executive officers. The accounting treatment of such grants, however, is not determinative of the type, timing or amount of any particular grant of equity-based compensation to our employees.

Summary

The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. The Committee believes that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. Accordingly, the Committee believes that SBA will continue to attract, motivate and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

Compensation Committee Report

The Compensation Committee of our Board of Directors (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review and discussions with management with respect to the Compensation Discussion and Analysis, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee

Brian C. Carr

Philip L. Hawkins

Jack Langer

Steven E. Nielsen

April 6, 2007

EXECUTIVE COMPENSATION

The following table presents certain summary information for the fiscal year ended December 31, 2006 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our, or our subsidiaries’, other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2006. We refer to these officers collectively as our Named Executive Officers.

In the column “Option Awards,” SEC regulations require us to disclose the award of options measured in dollars and calculated in accordance with FAS 123(R). For stock options, the FAS 123(R) fair value per share is based on certain assumptions which we explain in footnotes 2 and 14 to our financial statements which are included in our annual report on Form 10-K. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the table below also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in 2006 (except where generally accepted accounting principles (“GAAP”) required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to the table in this Proxy Statement with the caption “2006 Grants of Plan-Based Awards.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops President and Chief Executive Officer	2006	460,000	600,000	(2)	725,569	17,029	(3)	1,802,598

Kurt L. Bagwell Senior Vice President and Chief Operating Officer	2006	277,500	253,438	(4)	333,340	5,078	(5)	869,356

Thomas P. Hunt Senior Vice President and General Counsel	2006	277,500	355,875	(6)	278,817	4,837	(5)	917,029

Anthony J. Macaione Senior Vice President and Chief Financial Officer	2006	247,500	193,750	(7)	198,032	13,956	(8)	653,238

Jason V. Silberstein Vice President — Property Management	2006	140,000	208,500	(9)	264,952	3,722	(5)	617,174

(1)	Bonuses reflected were earned in 2006, but paid part in 2006 and part in 2007.

(2)

Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT in the amount of $200,000 and an annual cash bonus based on the achievement of performance criteria for 2006 in the amount of $400,000.

(3)

This amount represents $14,029 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $3,000 of company matching contributions to the recipient’s 401(k) plan.

(4)

Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT in the amount of $80,000 and an annual cash bonus based on the achievement of performance criteria for 2006 in the amount of $173,438.

(5)	This amount represents reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees.

(6)

Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT in the amount of $120,000 and an annual cash bonus based on the achievement of performance criteria for 2006 in the amount of $235,875.

(7)

Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT in the amount of $70,000 and an annual cash bonus based on the achievement of performance criteria for 2006 in the amount of $123,750.

(8)

This amount represents $4,934 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees, $3,000 of company matching contributions to the recipient’s 401(k) plan and $6,022 of a gross-up for health insurance premium costs.

(9)

Consists of a one-time discretionary cash bonus in connection with our acquisition of AAT in the amount of $60,000 and an annual cash bonus based on the achievement of performance criteria for 2006 in the amount of $148,500.

2006 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an option award made to a Named Executive Officer in the most recently completed fiscal year. These options awards were under SBA’s 2001 Equity Participation Plan, as amended and restated, which is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate FAS123(R) value of all awards made in 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Option Awards
Jeffrey A. Stoops	1/19/2006	142,500	19.10	$1,061,525
Kurt L. Bagwell	1/19/2006	55,000	19.10	$409,711
Thomas P. Hunt	1/19/2006	55,000	19.10	$409,711
Anthony J. Macaione	1/19/2006	46,500	19.10	$346,392
Jason V. Silberstein	1/19/2006	41,000	19.10	$305,421

(1)

This column represents the number of stock options granted in 2006 to the Named Executive Officers. These options vest and become exercisable ratably in four equal annual installments, beginning on January 19, 2007, the first anniversary of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Bagwell, Hunt and Macaione in order to further our ability to retain their services as executive officers of SBA.

Employment Agreement with Mr. Stoops

Mr. Stoops has executed an employment agreement with us that currently expires on December 31, 2008. Under his employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. The cash bonus paid to Mr. Stoops is not permitted to exceed his base annual salary. The employment agreement provides that upon our termination of his employment without cause, or Mr. Stoops’ resignation for good reason, Mr. Stoops is entitled to receive (i) an amount equal to three times the sum of: (a) his annual base salary, (b) reference bonus and (c) the value of health, medical and other fringe benefits (as calculated in the employment agreement), and (ii) a pro rata portion of the bonus for the year in which the termination or resignation occurs. Upon a change in control, the agreement is automatically extended for three years. The employment agreement defines reference bonus as being the greater of (1) $312,295.50, (2) 75% of Mr. Stoops’ annual cash bonus opportunity for the year in which the termination occurs and (3) 100% of Mr. Stoops’ bonus for the year immediately preceding the year in which Mr. Stoops’ termination of employment occurred. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Employment Agreements with Messrs. Bagwell, Hunt and Macaione

On September 18, 2006 we entered into employment agreements with Messrs. Bagwell, Hunt and Macaione. The agreements with Messrs. Bagwell and Hunt replaced existing employment agreements entered into with them on February 28, 2003, which were set to expire on December 31, 2006. The employment agreements provide for each of Messrs. Bagwell, Hunt and Macaione to serve in their present positions and expire on December 31, 2009.

Pursuant to the September 2006 employment agreements, each of Messrs. Bagwell, Hunt and Macaione is entitled to receive an annual base salary and annual bonus based on achievement of performance criteria established by the Compensation Committee of the Board of Directors. The employment agreements provide for each of the executive officers to be paid a minimum annual base salary currently set at $277,500, $277,500 and $247,500 for Messrs. Bagwell, Hunt and Macaione, respectively. The employment agreements also provide for each of the executive officers to be eligible to earn a minimum annual cash bonus opportunity for each year equal to 100%, 85% and 50% of base salary for Messrs. Bagwell, Hunt and Macaione, respectively, which the employment agreements define as the “minimum target bonus”. For 2007, the Compensation Committee approved increases in the base salaries of Messrs. Bagwell, Hunt and Macaione to $288,000, $288,000 and $263,000, respectively.

The employment agreements provide that upon termination of the executive officer’s employment without cause, or upon the executive officer’s resignation for good reason, the executive officer is entitled to receive: (i) an amount equal to two times the sum of: (a) his annual base salary in effect for the year in which termination or resignation occurs and (b) the minimum target bonus, (ii) an amount equal to the pro rata portion of the minimum target bonus for the year in which the termination or resignation occurs, and (iii) continuation of medical, dental and life insurance benefits until the earlier of the second anniversary of the termination date or the date the executive officer becomes eligible for comparable benefits provided by a third party. Upon a change in control, the employment agreements are automatically extended for two years from the date of such change in control. Additionally, the employment agreements provide for a gross-up payment to compensate the executive officers for certain taxes in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any interest and penalties payable with respect to such excise tax. The employment agreements also provide for noncompetition, nonsolicitation and nondisclosure covenants.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each Named Executive Officer outstanding as of the end of our most recently completed fiscal year. Each stock option grant is shown separately for each Named Executive Officer.

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable

Jeffrey A. Stoops	89,179	—		15.25	12/16/2009
	—	75,000	(1)	2.10	5/14/2013
	—	97,500	(2)	4.25	2/11/2014
	—	131,250	(3)	8.56	2/1/2015
	—	142,500	(4)	19.10	1/19/2016

	89,179	446,250

Kurt L. Bagwell	—	1,667		0.05	1/25/2011
	10,001	—		8.00	1/25/2011
	3,334	—		8.00	12/19/2007
	13,334	—		8.00	1/7/2012
	32,500	32,500	(1)	2.10	5/14/2013
	21,250	42,500	(2)	4.25	2/11/2014
	20,500	61,500	(3)	8.56	2/1/2015
	—	55,000	(4)	19.10	1/19/2016

	100,919	193,167

Thomas P. Hunt	30,000	—		8.00	9/20/2010
	7,500	—		8.00	12/19/2007
	26,667	—		8.00	1/7/2012
	82,500	27,500	(1)	2.10	5/14/2013
	37,500	37,500	(2)	4.25	2/11/2014
	18,000	54,000	(3)	8.56	2/1/2015
	—	55,000	(4)	19.10	1/19/2016

	202,167	174,000

Anthony J. Macaione	—	37,500	(5)	4.30	4/19/2014
	12,987	45,750	(3)	8.56	2/1/2015
	—	46,500	(4)	19.10	1/19/2016

	12,987	129,750

Jason V. Silberstein	6,557	—		15.25	12/16/2009
	202	—		0.05	7/1/2011
	20,000	—		12.94	1/7/2012
	1,667	—		8.00	12/19/2007
	3,334	—		8.00	12/19/2007
	20,000	20,000	(1)	2.10	5/14/2013
	—	27,500	(2)	4.25	2/11/2014
	—	37,500	(3)	8.56	2/1/2015
	—	41,000	(4)	19.10	1/19/2016

	51,760	126,000

(1)	These stock options were granted on May 14, 2003. These options vest and become exercisable in four equal annual installments, with the first installment vesting on May 14, 2004.

(2)	These stock options were granted on February 11, 2004. These options vest and become exercisable in four equal annual installments, with the first installment vesting on February 11, 2005.

(3)	These stock options were granted on February 1, 2005. These options vest and become exercisable in four equal annual installments, with the first installment vesting on February 1, 2006.

(4)	These stock options were granted on January 19, 2006. These options vest and become exercisable in four equal annual installments, with the first installment vesting on January 19, 2007.

(5)	These stock options were granted on April 19, 2004. These options vest and become exercisable in four equal annual installments, with the first installment vesting on April 19, 2005.

Option Exercises in 2006

The following table provides information concerning exercises of stock options during the most recently completed fiscal year for each of the Named Executive Officers. Each individual exercise of a stock option grant on a particular day is shown separately for each Named Executive Officer along with the total number of exercises of stock options and total value realized on exercise during the most recently completed fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Jeffrey A. Stoops	43,750	643,125
	48,750	926,738
	32,500	42,575
	75,000	1,917,000
	180,000	2,649,600

	380,000	6,179,038	(2)

Kurt L. Bagwell	1,667	32,940	(2)

Thomas P. Hunt	2,500	50,050	(2)

Anthony J. Macaione	10,000	247,012
	8,750	216,125
	18,750	444,563	(3)
	2,263	44,015	(3)

	39,763	951,715

Jason V. Silberstein	7,500	164,175
	12,500	219,750
	20,000	475,000
	1,667	45,759

	41,667	904,684

(1)

We computed the dollar amount of value realized on exercise by multiplying the number of shares times the difference between the market price of the underlying Class A Common Stock at exercise and the exercise price of the options. Unless otherwise indicated, the options were exercised and sold and therefore market price refers to the actual market price at which the shares were sold.

(2)

Each of Messrs. Stoops, Bagwell and Hunt exercised and held all of the referenced option exercises. Consequently, the value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A Common Stock on the day preceding the exercise date and the exercise price of the options.

(3)

Mr. Macaione exercised and held each of the referenced option exercises. Consequently, the value realized on exercise is calculated by multiplying the number of shares times the difference between the closing price of Class A Common Stock on the day preceding the exercise date and the exercise price of the options.

Potential Payments Upon Termination or Change-in-Control for 2006

A detailed description of the severance and change-in-control provisions that affect our Named Executive Officers can be found in the sections “Compensation Discussion and Analysis-Severance and Change of Control Benefits” and in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Agreements.”

The estimated payments and benefits that would be provided to each Named Executive Officer as a result of a termination for “good reason” or “without cause” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2006. While the employment agreements of certain of the Named Executive Officers require that we pay tax-gross up payments to satisfy certain excise taxes payable on severance payments upon termination, no such excise taxes would have been due as of December 31, 2006.

Name and Type of Payment/Benefit	Amount of Payments Upon Termination on 12/31/2006 for “good reason” or “without cause” ($)
Jeffrey A. Stoops
Base salary(1)	1,380,000
Bonus(2)	1,200,000
Value of accelerated stock options(4)	7,854,750
Health/life insurance benefits(5)	100,680

Total	10,535,430

Kurt L. Bagwell
Base salary(1)	555,000
Bonus(3)	555,000
Value of accelerated stock options(4)	3,486,194
Health/life insurance benefits(5)	23,957
Tax gross up(6)	—

Total	4,620,151

Thomas P. Hunt
Base salary(1)	555,000
Bonus(3)	471,750
Value of accelerated stock options(4)	3,055,135
Health/life insurance benefits(5)	23,951
Tax gross up(6)	—

Total	4,105,836

Anthony J. Macaione
Base salary(1)	495,000
Bonus(3)	247,500
Value of accelerated stock options(4)	2,127,105
Health/life insurance benefits(5)	23,957
Tax gross up(6)	—

Total	2,893,562

Jason V. Silberstein
Base salary(7)	—
Bonus(7)	—
Value of accelerated stock options(7)	2,202,025
Health/life insurance benefits(7)	—

Total	2,202,025

(1)

For Mr. Stoops, this reflects a payment equal to three times Mr. Stoops’ base salary as of December 31, 2006. For Messrs. Bagwell, Hunt and Macaione this reflects a payment equal to two times their base salaries as of December 31, 2006.

(2)

In connection with a termination for “good reason” or “without cause,” Mr. Stoops is eligible to receive three times his reference bonus. For Mr. Stoops, this reflects a payment equal to three times Mr. Stoops’ actual bonus paid in 2006. Please refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for a definition of reference bonus as used in Mr. Stoops’ employment agreement. Mr. Stoops is also entitled to receive a pro rata portion of the annual cash bonus opportunity for the year in which the termination or resignation occurs.

(3)

For Messrs. Bagwell, Hunt and Macaione, this reflects a payment equal to two times the minimum target bonus. Under the terms of their employment agreements, the minimum target bonus is equal to 100%, 85% and 50% of Messrs. Bagwell’s, Hunt’s and Macaione’s base salary, respectively. Each of Messrs. Bagwell, Hunt and Macaione is also entitled to receive a pro rata portion of the minimum target bonus for the year in which the termination or resignation occurs.

(4)

Value of accelerated stock options reflects the excess of the market price of our Class A Common Stock on the last business day of the last completed fiscal year, December 29, 2006 ($27.50) over the exercise price of the stock option. Our equity participation plans provide for accelerated vesting of options upon a change in control.

(5)

For Mr. Stoops, this amount reflects a payment equal to three times the value of health and life insurance benefits and other fringe benefit plans and arrangements applicable to Mr. Stoops and his dependents based on an amount of $33,560 under the terms of Mr. Stoops’ employment agreement. For Messrs. Bagwell, Hunt and Macaione, this amount reflects a payment equal to two times the value of health and life insurance benefits, excluding the medical expense reimbursement plan, received in 2006 by Messrs. Bagwell, Hunt and Macaione. For Messrs. Bagwell, Hunt and Macaione, this amount is based on current rates and benefit elections by each executive.

(6)

The employment agreements with each of Messrs. Bagwell, Hunt and Macaione provide for tax gross-up payments with respect to any payments made upon a termination for “good reason” or “without cause” that would constitute a “parachute payment” and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or any interest or penalties payable with respect to such excise tax.

(7)

Mr. Silberstein does not have an employment agreement with us and is not entitled to any payments of salary, bonus or health and life insurance benefits in the event of a termination for “good reason” or “without cause.” Our equity participation plans provide for accelerated vesting of options upon a change in control.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of our directors for 2006. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Brian C. Carr	49,500	127,852	—		177,352
Philip L. Hawkins	47,000	126,647	—		173,647
Steven E. Nielsen	58,500	191,439	—		249,939
Jack Langer	52,000	127,852	—		179,852
Steven E. Bernstein	—	105,400	54,028	(2)	159,428
Duncan H. Cocroft	55,500	126,647	—		182,147

(1)

The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for the fair value of stock options previously granted to the directors.

(2)

This amount represents $40,000 of compensation, $11,228 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $2,800 of company matching contributions to the recipient’s 401(k) plan.

Compensation of Directors

We compensate our non-executive directors, other than Mr. Bernstein, with an initial grant of stock options, an annual grant of stock options, an annual cash retainer and cash fees for attending or participating in meetings. Our 2001 Equity Participation Plan provides that all non-employee directors, upon their initial election or appointment to the Board of Directors, will be granted non-qualified stock options to purchase 25,000 shares of Class A Common Stock with a per share exercise price equal to the fair market value per share of our Class A Common Stock at the grant date. Such options will vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the person continues to serve as a member of our Board of Directors. Additionally, during each fiscal year, each continuing non-executive director (including Mr. Bernstein) will receive an annual grant of non-qualified stock options to purchase shares of Class A Common Stock. The number of shares will be determined by the full Board of Directors annually. The per share exercise price of these options will equal the fair market value per share of our Class A Common Stock at the grant date.

During 2006, the annual retainer payable to our non-employee directors was $25,000. In addition, the Audit Committee Chair receives an additional retainer of $7,500 and the Chairs of each of our Compensation Committee and Nominating and Corporate Governance Committee receive an additional retainer of $5,000. All retainer fees are payable quarterly in cash or shares of Class A Common Stock at the option of the director. In addition, each non-employee director receives a per meeting fee of $1,500 per in-person meeting, or any telephonic meeting that lasts three hours or more, of the Board of Directors or any Board committee and $500 per telephonic meeting of the Board of Directors or any Board committee that lasts less than three hours. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors meeting. Other than the Chairs of each of the committees, directors who serve on any of the committees of the Board of Directors described above do not receive any additional compensation for their services as a committee member.

During 2006, each of Messrs. Cocroft, Nielsen and Langer received the annual cash compensation for his service as Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee, respectively. Directors who are employees do not receive any additional compensation for their services as a director.

Mr. Bernstein currently does not receive a retainer or meeting fees for serving as director. Mr. Bernstein received approximately $54,028 in total compensation during 2006, including a salary of $40,000, for his strategic and advisory services as our non-executive Chairman and is expected to receive at least $40,000 in salary during 2007. Mr. Bernstein is an employee of SBA and therefore is eligible to participate in all employee benefits and receives the supplemental medical reimbursement insurance that we provide to certain of our officers and key employees. During 2006, Mr. Bernstein’s perquisites consisted of $11,228 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan and $2,800 of company matching contributions to Mr. Bernstein’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

During the year ended December 31, 2006, we did not have any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A Common Stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

We are committed to upholding the highest ethical and legal conduct in fulfilling our responsibilities and recognize that related person transactions can present a heightened risk of actual or apparent conflicts of interest. Accordingly, it is our preference to avoid related person transactions generally. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A Common Stock, or any immediate family member of such persons has or will have a direct or indirect interest.

Our Code of Ethics for Senior Financial Officers and our Code of Conduct for Directors, Officers and Employees require directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct for Directors, Officers and Employees generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Board committee for their review and appropriate action, if necessary. Under applicable Nasdaq rules, all related person transactions, as defined in Item 404 of S-K, must be approved by our Audit Committee or another independent body of the Board of Directors. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions shall be disclosed in our applicable SEC filings as required under SEC rules.

Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing and reporting matters of corporate governance to the Board of Directors and, in connection with annually recommending to the Board of Directors a slate of directors for election or re-election, the Nominating and Corporate Governance Committee reviews the direct and indirect relationships of members of the Board of Directors with SBA and assists the Board of Directors with its determination of the independence of its members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 30, 2007 by (i) each of our directors and nominees, (ii) each Named Executive Officer, (iii) all of our current directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of our Class A Common Stock. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

As of March 30, 2007, we had 102,760,997 shares of Class A Common Stock outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock
Steven E. Bernstein	781,008	(2)(3)	*
Jeffrey A. Stoops	2,243,718	(4)	2.2%
Steven E. Nielsen	61,249	(5)	*
Brian C. Carr	33,666	(6)	*
Jack Langer	39,999	(7)	*
Duncan H. Cocroft	39,999	(8)	*
Philip L. Hawkins	32,999	(8)	*
Kurt L. Bagwell	228,164	(9)	*
Thomas P. Hunt	309,143	(10)	*
Anthony J. Macaione	80,401	(11)	*
Jason V. Silberstein	141,403	(12)	*
All current directors and executive officers as a group (11 persons)	3,991,749	(13)	3.9%
Richard B. Worley	6,380,665	(14)	6.2%
Goldman, Sachs & Co.	8,216,325	(15)	8.0%
T. Rowe Price Associates, Inc.	7,908,950	(16)	7.7%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 30, 2007 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)	This number includes shares owned by the Steven E. Bernstein Charitable Trust.

(3)	This number includes options to purchase 6,666 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(4)

This number includes options to purchase 292,304 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007. This number also includes 903 shares of Class A Common Stock purchased pursuant to our Employee Stock Purchase Plan in February 2007. This number includes 1,951,414 shares of Class A Common Stock which are pledged or held in a margin account. Mr. Stoops shares voting and investment power with respect to 1,951,414 shares of Class A Common Stock with his spouse.

(5)

This number includes options to purchase 41,249 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007. Mr. Nielsen shares voting and investment power with respect to 20,000 shares of Class A Common Stock with his spouse.

(6)	This number includes options to purchase 16,666 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(7)	Consists solely of options to purchase shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(8)	This number includes options to purchase 29,999 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(9)	This number includes options to purchase 188,919 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(10)

This number includes options to purchase 107,285 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007. This number includes 201,858 shares of Class A Common Stock which are pledged or held in a margin account. Mr. Hunt shares voting and investment power with respect to 201,858 shares of Class A Common Stock with his spouse.

(11)

This number includes options to purchase 58,612 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007. This number also includes 212 shares of Class A Common Stock purchased pursuant to our Employee Stock Purchase Plan in February 2007.

(12)	This number includes options to purchase 108,260 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(13)	This number includes options to purchase 919,958 shares of Class A Common Stock that are exercisable within 60 days after March 30, 2007.

(14)

This number is based solely on the Schedule 13G filed with the Commission on February 14, 2007, by Richard B. Worley, Permit Capital Telecom, L.P., Permit Capital GP, L.P. and Permit Capital GP, Inc. and the Schedule 13G filed with the Commission on February 14, 2006 by Permit Capital, LLC. According to the Schedule 13G, (i) Richard B. Worley has sole voting and sole dispositive power with respect to 1,303,065 shares of Class A Common Stock and shared dispositive power with respect to 5,077,600 shares of Class A Common Stock; (ii) Permit Capital Telecom, L.P. has shared voting and shared dispositive power with respect to 4,965,662 shares of Class A Common Stock; (iii) Permit Capital GP, L.P. and Permit Capital GP, Inc. each have shared voting and shared dispositive power with respect to 5,077,600 shares of Class A Common Stock; and (iv) Permit Capital Enterprise Fund, L.P. has sole voting and dispositive power with respect to 111,938 shares of Class A Common Stock. The principal business address of each of the foregoing is 100 Front Street, Suite 900, West Conshohocken, Pennsylvania 19428.

(15)

This number is based solely on the Schedule 13G filed with the Commission on February 14, 2007 by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. have shared voting power and shared dispositive power with respect to these shares. The principal business address of each of the foregoing is 85 Broad Street, New York, New York 10004.

(16)

This number is based solely on the Schedule 13G filed with the Commission on February 14, 2007 by T. Rowe Price Associates, Inc. According to the Schedule 13G, T. Rowe Price has sole voting power with respect to 1,946,100 shares of Class A Common Stock and sole dispositive power with respect to 7,908,950 shares of Class A Common Stock. The principal business address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

GENERAL INFORMATION

Other Matters.  The Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Multiple Shareholders Sharing the Same Address.  Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances, unless contrary instructions are received from shareholders. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to request delivery of a single copy of annual reports or proxy statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2007 Annual Meeting of Shareholders or a 2006 Annual Report, the shareholder may receive printed copies by contacting SBA Communications Corporation, Investor Relations, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 by mail or by calling (561) 995-7670.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact SBA Communications Corporation, Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of Common Stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Shareholder Proposals for 2008 Annual Meeting.  Shareholder proposals should be sent to SBA at the address set forth in the Notice of Annual Meeting of Shareholders. The deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders is December 19, 2007. Additionally, SBA must receive notice of any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by March 3, 2008, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses of Solicitation.  Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers and regular employees. The entire cost of solicitation will be borne by SBA.

By Order of the Board of Directors,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 17, 2007

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven E. Bernstein and Jeffrey A. Stoops, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Class A Common Stock, $0.01 par value, of SBA Communications Corporation, a Florida corporation (“SBA”), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida at 10:00 a.m., local time, on Thursday, May 17, 2007, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE

NOMINEES LISTED UNDER A- ELECTION OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

A	Election of Directors

To elect as directors of SBA nominees #01 and #02 to serve a term of three years, in each case, until their successors are duly elected and qualified.

	For	Withhold
01—Jack Langer	☐	☐
02—Jeffrey A. Stoops	☐	☐

B	Other Matters

In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

C	Non-Voting Items

Change of Address—Please print your new address below.

D	Authorized Signatures—This section must be completed for your vote to be counted. Date and sign below.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal and other matters as set forth herein. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 17, 2007, and the accompanying Proxy Statement.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)	DATE